Exhibit 99.1

Contacts: Media	Investors
Tom Fitzgerald	Mike Salop
720-332-4374	720-332-8276
tom.fitzgerald@westernunion.com	mike.salop@westernunion.com

Western Union Reports Second Quarter Results
Revenue Increases 4%
2012 Full Year Revenue Outlook Affirmed
Increasing EPS Outlook for Tax Benefit
Company Executing Against Strategic Plan

_________________________________________________________

Englewood, Colo., July 24, 2012 - The Western Union Company (NYSE: WU) today reported financial results for the 2012 second quarter.

Financial highlights for the quarter included:

▪	Revenue of $1.4 billion, a reported increase of 4%, or 7% constant currency, compared to last year's second quarter

▪	Pro forma revenue increase of 2% constant currency, including Travelex Global Business Payments (TGBP) in the prior year period

▪
Operating margin of 24.3% compared to 25.7% in the prior year. Operating margin was 25.3% excluding TGBP integration expenses of $14 million, compared to 26.3% excluding $9 million of restructuring expenses in the prior year period. Second quarter operating margin excluding TGBP integration expenses of 25.3% increased from 24.3% in the first quarter

▪
Consumer-to-Consumer operating margins were consistent with prior year. The decrease in consolidated operating margin compared to prior year was primarily due to the acquisition of TGBP, including intangibles amortization, and incremental investments related to compliance and Ventures

▪	EBITDA margin excluding TGBP integration expenses of 29.3%, compared to 29.7% excluding restructuring expenses in the prior year period and 28.9% in the first quarter

▪
Effective tax rate of 12.5%, compared to 21.1% in the prior year and 14.8% in the first quarter. The effective tax rate in the second quarter included a non-recurring benefit from favorable resolution of certain foreign and U.S. tax positions

▪
EPS of $0.44, compared to $0.41 in the prior year. EPS excluding TGBP integration expense of $0.46, compared to $0.42 in the prior year excluding restructuring expenses. Prior year EPS included a gain of $0.03 related to the Company's previous 30% ownership position in Angelo Costa S.r.l.

▪
Year-to-date cash provided by operating activities of $446 million, including the impact of tax payments of approximately $100 million relating to the agreement with the U.S. Internal Revenue Service announced December 15, 2011

Western Union President and Chief Executive Officer Hikmet Ersek commented, “Overall we are on track for our full year financial outlook. In the quarter, our core consumer money transfer business, which represents over 80% of Company revenue, delivered solid 3% constant currency growth with consistent margins. The Middle East and Africa, Asia Pacific, and Latin America regions and on-line money transfer performed well, more than offsetting the impact of consumer slowdowns in Southern Europe and some expected softness in certain countries. The global diversification of our portfolio and resiliency of our consumers continue to drive revenue growth and strong cash flow, even in a challenging economic environment.”

Ersek continued, “We continue to invest for the future to support our strategic growth areas of Global Consumer Financial Services, Business Solutions, and Ventures. We are further expanding our consumer network, and now have 510,000 agent locations across the world. Business Solutions global expansion is on track and new customer acquisition is strong. In Ventures, our westernunion.com on-line money transfer service continues to deliver strong growth while we develop new capabilities, and our prepaid business will soon benefit from a significant increase in distribution points in the U.S.”

Ersek added, “The long-term opportunities are strong, and we believe in our growth strategies for the future. Our business continues to generate significant free cash flow, and we have returned over $430 million to shareholders through the combination of share repurchase and dividends in the first half of the year. We remain committed to strong cash deployment for our shareholders.”

Additional highlights for the quarter included:

▪	Consumer-to-Consumer (C2C) revenue flat on a reported basis and an increase of 3% constant currency, on transaction growth of 4%

◦	C2C represented 81% of Company revenue

◦	North America region revenue flat with the prior year period

◦	Europe and the CIS region revenue decrease of 8%, including a negative 5% impact from currency translation

◦	Middle East and Africa (MEA) region revenue increase of 3%, including a negative 3% impact from currency translation

◦	Asia Pacific (APAC) region revenue increase of 4%, including a negative 2% impact from currency translation

◦	Latin America and the Caribbean (LACA) region revenue increase of 5%, including a negative 2% impact from currency translation

◦	westernunion.com revenue increase of 23%, including a negative 4% impact from currency translation

◦	C2C operating margin of 28.5% compared to 28.6% in the prior year

▪	Consumer-to-Business (C2B) payments revenue decrease of 3% reported and flat constant currency

◦	C2B represented 11% of Company revenue

◦	C2B operating margin of 22.4% compared to 24.6% in the prior year

▪	Business Solutions revenue of $92 million, compared to $31 million in the prior year

◦	Business Solutions represented 6% of Company revenue

◦	Pro forma revenue increase of 4% constant currency, including TGBP revenue in the prior year period

◦
Operating loss of $15 million, including $15 million of depreciation and amortization and $14 million of TGBP integration expenses (integration expenses include approximately $1 million that is also included in depreciation and amortization), compared to an operating loss of $2 million in the prior year (prior year does not include TGBP)

▪	Electronic channels revenue increase of 26%

◦	Electronic channels, which include westernunion.com, account based money transfer, and mobile money transfer, represented 3% of total Company revenue (included in the various segments)

▪	Prepaid revenue increase of 6%

◦	Prepaid including third party top-up represented 1% of Company revenue

▪	Agent locations of approximately 510,000 as of June 30

▪	Share repurchases of $163 million (10 million shares at an average price of $16.87 per share) and dividends declared of $0.10 per share or $61 million in the quarter

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental tables included with this press release.

2012 Outlook

The Company affirms its full year 2012 revenue and EBITDA margin outlook provided on April 24, and has increased its earnings per share outlook, primarily due to the tax benefit recorded in the second quarter. The Company has reduced its operating margin outlook due to increased compliance related costs; reduced its Business Solutions revenue outlook; and increased its outlook for cash flow from operations due to timing of tax payments.

The Company now expects the following outlook for 2012:

Revenue

•	Constant currency revenue growth in a range of +6% to +8%, including a +4% benefit from the full year inclusion of TGBP

•	GAAP revenue growth 2% lower than constant currency

•	Business Solutions pro forma constant currency revenue growth of mid-single digits, including TGBP revenue in the prior year period

Operating Margins

•	GAAP operating margin of approximately 24.5%. The Company's previous outlook for GAAP operating margin was approximately 25%

•	Operating margin of approximately 25.5% excluding TGBP integration costs. The Company's previous outlook was approximately 26%

•	EBITDA margin excluding TGBP integration costs of approximately 30%

•
The operating margin outlook decrease is due to incremental compliance costs of approximately $15 million related to the Dodd-Frank Consumer Financial Protection Bureau remittance disclosure rules, and other incremental compliance costs primarily related to the Southwest Border agreement

Tax Rate

•	The Company anticipates an effective tax rate in a range of 15% to 16%, including the non-recurring benefit recorded in the second quarter. The Company's previous outlook was 16% to 17%

Earnings Per Share

•	GAAP EPS in a range of $1.68 to $1.72, which compares to the previous outlook of $1.65 to $1.70

•	EPS excluding TGBP integration expenses in a range of $1.73 to $1.77, which compares to the previous outlook of $1.70 to $1.75

Cash Flow from Operations

•
Cash flow from operations in a range of $1.1 billion to $1.2 billion, or $1.2 billion to $1.3 billion excluding anticipated tax payments of approximately $100 million relating to the IRS agreement announced on December 15, 2011. The cash flow from operations increased due to timing of the anticipated tax payments

Non-GAAP Measures

Western Union presents a number of non-GAAP financial measures because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP financial measures include revenue change constant currency adjusted, pro forma revenue change TGBP and constant currency adjusted, operating income margin excluding restructuring expense, operating income margin excluding restructuring and TGBP integration expense, EBITDA margin excluding restructuring and TGBP integration expense, earnings per share restructuring and TGBP integration expense adjusted, Consumer-to-Consumer segment revenue change constant currency adjusted, Consumer-to-Business segment revenue change constant currency adjusted, Business Solutions segment pro forma revenue change TGBP and constant currency adjusted, 2012 revenue change outlook constant currency adjusted, 2012 operating income margin outlook TGBP integration expense adjusted, 2012 EBITDA margin outlook TGBP integration expense adjusted, 2012 earnings per share outlook TGBP integration expense adjusted, 2012 operating cash flow outlook IRS Agreement adjusted, and additional measures found in the supplemental schedule included with this press release.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the Company's website at www.westernunion.com.

EBITDA

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) results from taking operating income and adjusting for depreciation and amortization expenses. The 2012 EBITDA has been adjusted to exclude TGBP integration expense, and the 2011 EBITDA has been adjusted to exclude restructuring expenses and TGBP integration expense. EBITDA results provide an additional performance measurement calculation which helps neutralize the income statement effect of assets acquired in prior periods.

TGBP Integration

The Company expects approximately $50 million of integration expense for TGBP in 2012, of which approximately $14 million was incurred in the second quarter. TGBP integration expense consists primarily of severance and other benefits, retention, direct and incremental expense consisting of facility relocation, consolidation and closures; IT systems integration; amortization of a transitional trademark license; and other expenses such as training, travel, and professional fees. Integration expense does not include costs related to the completion of the TGBP acquisition.

Restructuring

The Company did not incur any restructuring expenses in the second quarter of 2012. The Company recorded $9 million of restructuring charges in the second quarter of 2011. Approximately $0.5 million was included in cost of services and $8.4 million was included in selling, general, and administrative expense. The restructuring charges relate primarily to organizational changes designed to simplify business processes, move decision-making closer to the marketplace, and create operating efficiencies. The Company realized pre-tax savings from the initiatives of approximately $55 million in 2011, and expects $70 million annualized beginning in 2012. Restructuring expenses are not reflected in segment operating results.

Restructuring expenses include expenses related to severance, outplacement and other related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to new or existing Company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and the acceleration of depreciation and amortization.

Currency

Constant currency results assume foreign revenues and expenses are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year. Constant currency results also assume any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of the effect of foreign currency hedges, would have been consistent with the prior year. Additionally, the measurement assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

Investor and Analyst Conference Call and Slide Presentation

The Company will host a conference call and webcast, including slides, at 8:30 a.m. Eastern Time today. To listen to the conference call live via telephone, dial 866-450-8367 (U.S.) or +1-412-317-5427 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 6061472.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com. Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A replay of the call will be available approximately two hours after the call ends through August 3, 2012, at 877-344-7529 (U.S.) or +1-412-317-0088 (outside the U.S.). The pass code is 6061472. A webcast replay will be available at http://ir.westernunion.com for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the “Risk Factors” section and throughout the Annual Report on Form 10-K for the year ended December 31, 2011. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: (i) events related to our business and industry, such as: deterioration in consumers' and clients' confidence in our business, or in money transfer and payment service providers generally; changes in general economic conditions and economic conditions in the regions and industries in which we operate, including global economic downturns and financial market disruptions; political conditions and related actions in the United States and abroad which may adversely affect our business and economic conditions as a whole; interruptions of United States government relations with countries in which we have or are implementing material agent contracts; changes in, and failure to manage effectively exposure to, foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; changes in immigration laws, interruptions in immigration patterns and other factors related to migrants; our ability to adapt technology in response to changing industry and consumer needs or trends; our failure to develop and introduce new services and enhancements, and gain market acceptance of such services; mergers, acquisitions and integration of acquired businesses and technologies into our Company, and the realization of anticipated financial benefits from these acquisitions; decisions to downsize, sell or close units, or to transition operating activities from one location to another or to third parties, particularly transitions from the United States to other countries; decisions to change our business mix; failure to manage credit and fraud risks presented by our agents, clients and consumers or non-performance by our banks, lenders, other financial services providers or insurers; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents or clients, or the value of, or our ability to recover our investments or amounts payable to us; any material breach of security or safeguards of or interruptions in any of our systems; our ability to attract and retain qualified key employees and to manage our workforce successfully; our ability to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; adverse rating actions by credit rating agencies; failure to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, banks and other money transfer services providers, including telecommunications providers, card associations, card-based payment providers and electronic and Internet providers; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; changes in tax laws and unfavorable resolution of tax contingencies; cessation of various services provided to us by third-party vendors; material changes in the market value or liquidity of securities that we hold; restrictions imposed by our debt obligations; significantly slower growth or declines in the money transfer market and other markets in which we operate; and changes in industry standards affecting our business; (ii) events related to our regulatory and litigation environment, such as: the failure by us, our agents or their subagents to comply with laws and regulations designed to detect and prevent money laundering, terrorist financing, fraud and other illicit activity; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, governmental or judicial interpretations thereof and industry practices and standards; liabilities resulting from a failure of our agents or subagents to comply with laws and regulations; increased costs due to regulatory initiatives and changes in laws, regulations and industry practices and standards affecting our agents; liabilities and unanticipated developments resulting from governmental investigations and consent agreements with, or enforcement actions by, regulators, including those associated with compliance with, or a failure to comply with the settlement agreement with the State of Arizona; the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules promulgated there-under and the creation of the Consumer Financial Protection Bureau; liabilities resulting from litigation, including class-action lawsuits and similar matters, including costs, expenses, settlements and judgments; failure to comply with regulations regarding consumer privacy and data use and security; effects of unclaimed property laws; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; and changes in accounting standards, rules and interpretations; and (iii) other events, such as: adverse consequences from our spin-off from First Data Corporation; catastrophic events; and management's ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of June 30, 2012, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of approximately 510,000 agent locations in 200 countries and territories. In 2011, The Western Union Company completed 226 million consumer-to-consumer transactions worldwide, moving $81 billion of principal between consumers, and 425 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G

THE WESTERN UNION COMPANY
KEY STATISTICS
(Unaudited)

	Notes*	2Q11	3Q11	4Q11	FY2011	1Q12	2Q12	YTD 2Q12
Consolidated Metrics
Consolidated revenues (GAAP) - YoY % change		7%	6%	5%	6%	9%	4%	6%
Consolidated revenues (constant currency) - YoY % change	a	5%	5%	6%	5%	9%	7%	8%
Agent locations		470,000	485,000	485,000	485,000	495,000	510,000	510,000

Consumer-to-Consumer (C2C) Segment
Revenues (GAAP) - YoY % change		8%	6%	3%	5%	4%	0%	2%
Revenues (constant currency) - YoY % change	e	5%	4%	3%	4%	5%	3%	4%
Operating margin		28.6%	29.0%	28.0%	28.6%	27.7%	28.5%	28.1%

Transactions (in millions)		56.31	57.64	59.00	225.79	56.37	58.49	114.86
Transactions - YoY% change		6%	5%	5%	6%	7%	4%	5%

Total principal ($ - billions)		20.6	21.1	20.6	81.3	19.5	20.1	39.6
Principal per transaction ($ - dollars)		365	366	349	360	346	344	345
Principal per transaction - YoY % change		4%	3%	(2)%	1%	(4)%	(6)%	(5)%
Principal per transaction (constant currency) - YoY % change	f	0%	0%	(1)%	0%	(3)%	(3)%	(3)%

Cross-border principal ($ - billions)		18.6	19.0	18.5	73.2	17.5	18.2	35.7
Cross-border principal - YoY % change		10%	8%	2%	7%	2%	(2)%	0%
Cross-border principal (constant currency) - YoY % change	g	6%	5%	3%	5%	3%	1%	2%

Europe and CIS region revenues - YoY % change	t, u	8%	3%	(1)%	3%	0%	(8)%	(4)%
Europe and CIS region transactions - YoY % change	t, u	3%	0%	(1)%	1%	1%	(2)%	(1)%

North America region revenues - YoY % change	t, v	3%	5%	2%	3%	5%	0%	2%
North America region transactions - YoY % change	t, v	7%	6%	5%	7%	6%	2%	4%

Middle East and Africa region revenues - YoY % change	t, w	6%	5%	2%	4%	6%	3%	5%
Middle East and Africa region transactions - YoY % change	t, w	3%	3%	4%	3%	9%	9%	9%

APAC region revenues - YoY % change	t, x	14%	10%	6%	10%	7%	4%	5%
APAC region transactions - YoY % change	t, x	10%	7%	9%	9%	6%	5%	6%

LACA region revenues - YoY % change	t, y	8%	5%	3%	7%	2%	5%	3%
LACA region transactions - YoY % change	t, y	5%	5%	5%	5%	8%	5%	6%

THE WESTERN UNION COMPANY
KEY STATISTICS
(Unaudited)

	Notes*	2Q11	3Q11	4Q11	FY2011	1Q12	2Q12	YTD 2Q12
westernunion.com region revenues - YoY % change	t, z	40%	43%	39%	37%	39%	23%	30%
westernunion.com region transactions - YoY % change	t, z	29%	33%	35%	29%	41%	35%	38%

International revenues (GAAP) - YoY % change	aa	8%	5%	2%	5%	4%	0%	2%
International revenues (constant currency) - YoY % change	h, aa	5%	4%	3%	4%	4%	3%	4%
International transactions - YoY % change	aa	5%	4%	5%	5%	6%	4%	5%
International principal per transaction ($ - dollars)	aa	399	401	381	393	378	378	378
International principal per transaction - YoY % change	aa	6%	4%	(1)%	3%	(3)%	(5)%	(4)%
International principal per transaction (constant currency) - YoY % change	i, aa	1%	1%	(1)%	1%	(2)%	(2)%	(2)%

International revenues excl. US origination (GAAP) - YoY % change	bb	10%	6%	2%	6%	4%	(1)%	2%
International revenues excl. US origination (constant currency) - YoY % change	j, bb	5%	4%	3%	4%	4%	3%	4%
International transactions excl. US origination - YoY % change	bb	6%	5%	5%	6%	7%	5%	6%

Electronic channels revenues - YoY % change	cc	39%	40%	36%	35%	38%	26%	32%

Consumer-to-Business (C2B) Segment
Revenues (GAAP) - YoY % change		2%	2%	2%	1%	1%	(3)%	(1)%
Revenues (constant currency) - YoY % change	k	2%	3%	3%	2%	3%	0%	1%
Operating margin		24.6%	21.0%	27.3%	23.9%	26.5%	22.4%	24.5%

Business Solutions (B2B) Segment
Revenues (GAAP) - YoY % change		15%	31%	**	**	**	**	**
Revenues (constant currency) - YoY % change	l	7%	22%	**	**	**	**	**
Operating margin		(5.7)%	(4.8)%	(2.8)%	(6.0)%	(17.0)%	(15.7)%	(16.3)%

% of Total Company Revenue
Consumer-to-Consumer segment revenues		84%	84%	83%	84%	81%	81%	81%
Europe and CIS region revenues	t, u	24%	24%	23%	24%	22%	22%	22%
North America region revenues	t, v	22%	22%	21%	22%	21%	21%	21%
Middle East and Africa region revenues	t, w	15%	16%	16%	15%	15%	15%	15%
APAC region revenues	t, x	12%	12%	12%	12%	12%	12%	12%
LACA region revenues	t, y	9%	8%	9%	9%	9%	9%	9%
westernunion.com region revenues	t, z	2%	2%	2%	2%	2%	2%	2%
Consumer-to-Business segment revenues		12%	12%	11%	11%	11%	11%	11%
Business Solutions segment revenues		2%	2%	5%	3%	6%	6%	6%
Electronic channels revenues	cc	3%	3%	3%	3%	3%	3%	3%
Prepaid revenues	dd	1%	1%	1%	1%	1%	1%	1%
Marketing expense	ee	4.1%	4.5%	4.4%	4.1%	3.8%	3.7%	3.7%

*	See page 15 of the press release for the applicable Note references and the reconciliation of non-GAAP financial measures.

**	Calculation of growth percentage is not meaningful due to the impact of the TGBP acquisition in November 2011.

THE WESTERN UNION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Revenues:
Transaction fees	$1,059.4	$1,057.0	—	$2,100.3	$2,055.0	2%
Foreign exchange revenues	334.6	279.2	20%	657.2	535.3	23%
Other revenues	31.1	30.1	3%	61.0	59.0	3%
Total revenues	1,425.1	1,366.3	4%	2,818.5	2,649.3	6%

Expenses:
Cost of services	797.5	764.2	4%	1,580.5	1,509.6	5%
Selling, general and administrative	281.7	251.4	12%	559.6	476.1	18%
Total expenses (a)	1,079.2	1,015.6	6%	2,140.1	1,985.7	8%

Operating income	345.9	350.7	(1)%	678.4	663.6	2%

Other income/(expense):
Interest income	1.2	1.3	(8)%	2.7	2.5	8%
Interest expense	(45.1)	(44.2)	2%	(89.5)	(87.6)	2%
Derivative gains/(losses), net	(0.7)	(1.3)	(46)%	0.9	0.6	50%
Other income, net	8.8	26.9	(67)%	7.7	29.0	(73)%
Total other expense, net	(35.8)	(17.3)	(b)	(78.2)	(55.5)	41%

Income before income taxes	310.1	333.4	(7)%	600.2	608.1	(1)%
Provision for income taxes	38.9	70.2	(45)%	81.7	134.7	(39)%

Net income	$271.2	$263.2	3%	$518.5	$473.4	10%

Earnings per share:
Basic	$0.44	$0.42	5%	$0.84	$0.74	14%
Diluted	$0.44	$0.41	7%	$0.84	$0.74	14%

Weighted-average shares outstanding:
Basic	610.9	631.1		615.0	639.0
Diluted	613.1	635.8		617.5	644.0

Cash dividends per common share:	$0.10	$0.08	25%	$0.20	$0.15	33%

__________
(a)
Total expenses includes TGBP integration expense of $3.4 million and $3.6 million in cost of services and $11.1 million and $17.3 million in selling, general and administrative for the three and six months ended June 30, 2012, respectively, and restructuring and related expenses of $0.5 million and $7.4 million in cost of services and $8.4 million and $25.5 million in selling, general and administrative for the three and six months ended June 30, 2011, respectively.

(b)	Calculation not meaningful.

THE WESTERN UNION COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions, except per share amounts)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents (a)	$1,403.8	$1,370.9
Settlement assets	3,103.3	3,091.2
Property and equipment, net of accumulated depreciation of $391.0 and $429.7, respectively	196.4	198.1
Goodwill	3,174.1	3,198.9
Other intangible assets, net of accumulated amortization of $473.2 and $462.5, respectively	861.6	847.4
Other assets	426.8	363.4
Total assets	$9,166.0	$9,069.9

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$496.0	$535.0
Settlement obligations	3,103.3	3,091.2
Income taxes payable	189.6	302.4
Deferred tax liability, net	388.8	389.7
Borrowings	3,673.1	3,583.2
Other liabilities	262.4	273.6
Total liabilities	8,113.2	8,175.1

Stockholders’ equity:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 604.5 shares and 619.4 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	6.0	6.2
Capital surplus	311.0	247.1
Retained earnings	842.8	760.0
Accumulated other comprehensive loss	(107.0)	(118.5)
Total stockholders’ equity	1,052.8	894.8
Total liabilities and stockholders’ equity	$9,166.0	$9,069.9

__________
(a)	Approximately $710 million was held by entities outside of the United States as of June 30, 2012.

THE WESTERN UNION COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	Six Months Ended June 30,
	2012	2011
Cash Flows From Operating Activities
Net income	$518.5	$473.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	31.3	30.4
Amortization	91.6	60.9
Gain on revaluation of equity interest	—	(29.4)
Other non-cash items, net	1.2	3.6
Increase/(decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	(19.8)	(3.4)
Accounts payable and accrued liabilities	(45.3)	(48.4)
Income taxes payable (a)	(111.1)	42.4
Other liabilities	(20.7)	(23.2)
Net cash provided by operating activities	445.7	506.3

Cash Flows From Investing Activities
Capitalization of contract costs	(78.3)	(44.8)
Capitalization of purchased and developed software	(15.6)	(4.0)
Purchases of property and equipment	(27.4)	(26.6)
Acquisition of businesses	(4.8)	(135.7)
Net cash used in investing activities	(126.1)	(211.1)

Cash Flows From Financing Activities
Proceeds from exercise of options	45.0	91.6
Cash dividends paid	(122.3)	(95.0)
Common stock repurchased	(302.4)	(658.5)
Net proceeds from commercial paper	93.0	—
Net proceeds from issuance of borrowings	—	299.0
Net cash used in financing activities	(286.7)	(362.9)

Net change in cash and cash equivalents	32.9	(67.7)
Cash and cash equivalents at beginning of period	1,370.9	2,157.4
Cash and cash equivalents at end of period	$1,403.8	$2,089.7

__________
(a)
The Company made tax payments of approximately $100 million through the second quarter of 2012 due to the December 2011 agreement with the United States Internal Revenue Services (“IRS”) resolving substantially all of the issues related to the restructuring of our international operations in 2003 (“IRS Agreement”).

THE WESTERN UNION COMPANY
SUMMARY SEGMENT DATA
(Unaudited)
(in millions)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Revenues:
Consumer-to-Consumer (C2C):
Transaction fees	$893.6	$898.0	—	$1,765.6	$1,737.8	2%
Foreign exchange revenues	248.9	245.4	1%	488.3	472.8	3%
Other revenues	12.5	11.7	7%	25.7	22.6	14%
Total Consumer-to-Consumer:	1,155.0	1,155.1	—	2,279.6	2,233.2	2%

Consumer-to-Business (C2B):
Transaction fees	$142.1	$144.1	(1)%	$289.8	$288.8	—
Foreign exchange revenues	0.9	2.3	(61)%	1.7	3.2	(47)%
Other revenues	6.4	7.1	(10)%	13.0	14.7	(12)%
Total Consumer-to-Business:	149.4	153.5	(3)%	304.5	306.7	(1)%

Business Solutions (B2B) (a):
Transaction fees	$10.0	$1.1	(d)	$16.5	$2.0	(d)
Foreign exchange revenues	82.5	30.1	(d)	162.6	56.9	(d)
Other revenues	—	0.2	(d)	0.3	0.4	(d)
Total Business Solutions:	92.5	31.4	(d)	179.4	59.3	(d)

Other:
Total revenues:	$28.2	$26.3	7%	$55.0	$50.1	10%

Total consolidated revenues	$1,425.1	$1,366.3	4%	$2,818.5	$2,649.3	6%

Operating income/(loss):
Consumer-to-Consumer	$328.9	$329.8	—	$640.2	$638.4	—
Consumer-to-Business	33.5	37.7	(11)%	74.6	72.3	3%
Business Solutions (b)	(14.5)	(1.8)	(d)	(29.3)	(6.1)	(d)
Other	(2.0)	(6.1)	(67)%	(7.1)	(8.1)	(12)%
Total segment operating income	345.9	359.6	(4)%	678.4	696.5	(3)%
Restructuring and related expenses (c)	—	(8.9)	(d)	—	(32.9)	(d)
Total consolidated operating income	$345.9	$350.7	(1)%	$678.4	$663.6	2%

Operating income margin:
Consumer-to-Consumer	28.5%	28.6%	(0.1)%	28.1%	28.6%	(0.5)%
Consumer-to-Business	22.4%	24.6%	(2.2)%	24.5%	23.6%	0.9%
Business Solutions	(15.7)%	(5.7)%	(10.0)%	(16.3)%	(10.3)%	(6.0)%
Total consolidated operating income margin	24.3%	25.7%	(1.4)%	24.1%	25.0%	(0.9)%

Depreciation and amortization:
Consumer-to-Consumer	$37.9	$35.1	8%	$80.7	$68.3	18%
Consumer-to-Business	3.8	5.1	(25)%	7.7	10.3	(25)%
Business Solutions	15.4	4.6	(d)	30.6	9.0	(d)
Other	1.9	1.1	73%	3.9	2.4	63%
Total segment depreciation and amortization	59.0	45.9	29%	122.9	90.0	37%
Restructuring and related expenses (c)	—	0.7	(d)	—	1.3	(d)
Total consolidated depreciation and amortization	$59.0	$46.6	27%	$122.9	$91.3	35%

__________
(a)
The significant change in Business Solutions revenues for the three and six months ended June 30, 2012 was primarily the result of the acquisition of Travelex Global Business Payments on November 7, 2011.

(b)	Business Solutions operating loss includes $14.5 million and $20.9 million related to TGBP integration expense for the three and six months ended June 30, 2012, respectively.
(c)
Restructuring and related expenses are excluded from the measurement of segment operating profit provided to the Chief Operating Decision Maker for purposes of assessing segment performance and decision making with respect to resource allocation.

(d)	Calculation not meaningful.

THE WESTERN UNION COMPANY
NOTES TO KEY STATISTICS
(in millions, unless indicated otherwise)
(Unaudited)

Western Union’s management believes the non-GAAP financial measures presented provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.
A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included below.
All adjusted year-over-year changes were calculated using prior year reported amounts, unless indicated otherwise.

		2Q11	3Q11	4Q11	FY2011	1Q12	2Q12	YTD 2Q12
	Consolidated Metrics
(a)	Revenues, as reported (GAAP)	$1,366.3	$1,410.8	$1,431.3	$5,491.4	$1,393.4	$1,425.1	$2,818.5
	Foreign currency translation impact (m)	(32.5)	(18.2)	10.4	(38.0)	8.1	34.6	42.7
	Revenues, constant currency adjusted	$1,333.8	$1,392.6	$1,441.7	$5,453.4	$1,401.5	$1,459.7	$2,861.2
	Prior year revenues, as reported (GAAP)	$1,273.4	$1,329.6	$1,357.0	$5,192.7	$1,283.0	$1,366.3	$2,649.3
	Pro forma prior year revenues, TGBP adjusted (n)	N/A	N/A	N/A	N/A	$1,338.0	$1,426.0	$2,764.0
	Revenue change, as reported (GAAP)	7%	6%	5%	6%	9%	4%	6%
	Revenue change, constant currency adjusted	5%	5%	6%	5%	9%	7%	8%
	Pro forma revenue change, TGBP adjusted	N/A	N/A	N/A	N/A	4%	0%	2%
	Pro forma revenue change, TGBP and constant currency adjusted (m)	N/A	N/A	N/A	N/A	5%	2%	4%

(b)	Operating income, as reported (GAAP)	$350.7	$363.0	$358.4	$1,385.0	$332.5	$345.9	$678.4
	Reversal of restructuring and related expenses (o)	8.9	13.9	—	46.8	N/A	N/A	N/A
	Reversal of TGBP integration expense (p)	N/A	N/A	4.8	4.8	6.4	14.5	20.9
	Operating income, excl. restructuring and TGBP integration expense	$359.6	$376.9	$363.2	$1,436.6	$338.9	$360.4	$699.3
	Operating income margin, as reported (GAAP)	25.7%	25.7%	25.0%	25.2%	23.9%	24.3%	24.1%
	Operating income margin, excl. restructuring	26.3%	26.7%	25.0%	26.1%	23.9%	24.3%	24.1%
	Operating income margin, excl. restructuring and TGBP integration expense	N/A	N/A	25.4%	26.2%	24.3%	25.3%	24.8%

(c)	Operating income, as reported (GAAP)	$350.7	$363.0	$358.4	$1,385.0	$332.5	$345.9	$678.4
	Reversal of depreciation and amortization (q)	46.6	45.9	55.4	192.6	63.9	59.0	122.9
	EBITDA (q)	$397.3	$408.9	$413.8	$1,577.6	$396.4	$404.9	$801.3
	Reversal of restructuring and related expenses (o)	8.2	13.9	—	45.5	N/A	N/A	N/A
	Reversal of TGBP integration expense excluding trademark amortization (p)	N/A	N/A	4.8	4.8	6.4	13.0	19.4
	EBITDA, excl. restructuring and TGBP integration expense	$405.5	$422.8	$418.6	$1,627.9	$402.8	$417.9	$820.7
	EBITDA margin	29.1%	29.0%	28.9%	28.7%	28.4%	28.4%	28.4%
	EBITDA margin, excl. restructuring and TGBP integration expense	29.7%	30.0%	29.2%	29.6%	28.9%	29.3%	29.1%

(d)	Net income, as reported (GAAP)	$263.2	$239.7	$452.3	$1,165.4	$247.3	$271.2	$518.5
	Reversal of restructuring and related expenses, net of income tax benefit (o)	5.9	9.7	—	32.0	N/A	N/A	N/A
	Net income, restructuring adjusted	$269.1	$249.4	$452.3	$1,197.4	$247.3	$271.2	$518.5
	Reversal of IRS Agreement tax provision benefit (r)	N/A	N/A	(204.7)	(204.7)	N/A	N/A	N/A
	Net income, restructuring and IRS Agreement adjusted	$269.1	$249.4	$247.6	$992.7	$247.3	$271.2	$518.5
	Reversal of TGBP integration expense, net of income tax benefit (p)	N/A	N/A	3.1	3.1	4.3	10.2	14.5
	Net income, restructuring, IRS Agreement and TGBP integration expense adjusted	$269.1	$249.4	$250.7	$995.8	$251.6	$281.4	$533.0
	Diluted earnings per share (“EPS”), as reported (GAAP) ($ - dollars)	$0.41	$0.38	$0.73	$1.84	$0.40	$0.44	$0.84
	Impact from restructuring and related expenses, net of income tax benefit (o) ($ - dollars)	0.01	0.02	—	0.05	N/A	N/A	N/A
	Diluted EPS, restructuring adjusted ($ - dollars)	$0.42	$0.40	$0.73	$1.89	$0.40	$0.44	$0.84
	Impact from IRS Agreement tax provision benefit (r) ($ - dollars)	N/A	N/A	(0.33)	(0.32)	N/A	N/A	N/A
	Diluted EPS, restructuring and IRS Agreement adjusted ($ - dollars)	$0.42	$0.40	$0.40	$1.57	$0.40	$0.44	$0.84
	Impact from TGBP integration expense, net of income tax benefit (p) ($ - dollars)	N/A	N/A	—	—	—	0.02	0.02
	Diluted EPS, restructuring, IRS Agreement and TGBP integration expense adjusted ($ - dollars)	$0.42	$0.40	$0.40	$1.57	$0.40	$0.46	$0.86
	Diluted weighted-average shares outstanding	635.8	627.1	621.7	634.2	621.9	613.1	617.5

THE WESTERN UNION COMPANY
NOTES TO KEY STATISTICS
(in millions, unless indicated otherwise)
(Unaudited)

		2Q11	3Q11	4Q11	FY2011	1Q12	2Q12	YTD 2Q12
	Consumer-to-Consumer Segment
(e)	Revenues, as reported (GAAP)	$1,155.1	$1,193.3	$1,181.9	$4,608.4	$1,124.6	$1,155.0	$2,279.6
	Foreign currency translation impact (m)	(31.4)	(17.9)	8.0	(39.1)	5.2	30.1	35.3
	Revenues, constant currency adjusted	$1,123.7	$1,175.4	$1,189.9	$4,569.3	$1,129.8	$1,185.1	$2,314.9
	Prior year revenues, as reported (GAAP)	$1,073.1	$1,128.3	$1,151.8	$4,383.4	$1,078.1	$1,155.1	$2,233.2
	Revenue change, as reported (GAAP)	8%	6%	3%	5%	4%	0%	2%
	Revenue change, constant currency adjusted	5%	4%	3%	4%	5%	3%	4%

(f)	Principal per transaction, as reported ($ - dollars)	$365	$366	$349	$360	$346	$344	$345
	Foreign currency translation impact (m) ($ - dollars)	(14)	(11)	2	(6)	3	11	7
	Principal per transaction, constant currency adjusted ($ - dollars)	$351	$355	$351	$354	$349	$355	$352
	Prior year principal per transaction, as reported ($ - dollars)	$351	$355	$356	$355	$360	$365	$363
	Principal per transaction change, as reported	4%	3%	(2)%	1%	(4)%	(6)%	(5)%
	Principal per transaction change, constant currency adjusted	0%	0%	(1)%	0%	(3)%	(3)%	(3)%

(g)	Cross-border principal, as reported ($ - billions)	$18.6	$19.0	$18.5	$73.2	$17.5	$18.2	$35.7
	Foreign currency translation impact (m) ($ - billions)	(0.8)	(0.6)	0.2	(1.2)	0.2	0.6	0.8
	Cross-border principal, constant currency adjusted ($ - billions)	$17.8	$18.4	$18.7	$72.0	$17.7	$18.8	$36.5
	Prior year cross-border principal, as reported ($ - billions)	$16.8	$17.6	$18.1	$68.6	$17.1	$18.6	$35.7
	Cross-border principal change, as reported	10%	8%	2%	7%	2%	(2)%	0%
	Cross-border principal change, constant currency adjusted	6%	5%	3%	5%	3%	1%	2%

(h)	International revenues, as reported (GAAP)	$962.9	$995.7	$995.5	$3,855.8	$936.9	$964.3	$1,901.2
	Foreign currency translation impact (m)	(30.7)	(17.4)	7.5	(38.0)	4.9	29.2	34.1
	International revenues, constant currency adjusted	$932.2	$978.3	$1,003.0	$3,817.8	$941.8	$993.5	$1,935.3
	Prior year international revenues, as reported (GAAP)	$890.8	$944.0	$972.4	$3,669.2	$901.7	$962.9	$1,864.6
	International revenue change, as reported (GAAP)	8%	5%	2%	5%	4%	0%	2%
	International revenue change, constant currency adjusted	5%	4%	3%	4%	4%	3%	4%

(i)	International principal per transaction, as reported ($ - dollars)	$399	$401	$381	$393	$378	$378	$378
	Foreign currency translation impact (m) ($ - dollars)	(18)	(13)	3	(8)	4	14	9
	International principal per transaction, constant currency adjusted ($ - dollars)	$381	$388	$384	$385	$382	$392	$387
	Prior year international principal per transaction, as reported ($ - dollars)	$376	$384	$386	$382	$390	$399	$394
	International principal per transaction change, as reported	6%	4%	(1)%	3%	(3)%	(5)%	(4)%
	International principal per transaction change, constant currency adjusted	1%	1%	(1)%	1%	(2)%	(2)%	(2)%

(j)	International excl. US origination revenues, as reported (GAAP)	$788.6	$822.2	$815.5	$3,158.5	$759.6	$784.1	$1,543.7
	Foreign currency translation impact (m)	(30.7)	(17.4)	7.5	(38.0)	4.9	29.2	34.1
	International excl. US origination revenues, constant currency adjusted	$757.9	$804.8	$823.0	$3,120.5	$764.5	$813.3	$1,577.8
	Prior year international excl. US origination revenues, as reported (GAAP)	$719.2	$774.3	$797.6	$2,990.9	$732.2	$788.6	$1,520.8
	International excl. US origination revenues change, as reported (GAAP)	10%	6%	2%	6%	4%	(1)%	2%
	International excl. US origination revenues change, constant currency adjusted	5%	4%	3%	4%	4%	3%	4%

THE WESTERN UNION COMPANY
NOTES TO KEY STATISTICS
(in millions, unless indicated otherwise)
(Unaudited)

		2Q11	3Q11	4Q11	FY2011	1Q12	2Q12	YTD 2Q12
	Consumer-to-Business Segment
(k)	Revenues, as reported (GAAP)	$153.5	$155.3	$153.9	$615.9	$155.1	$149.4	$304.5
	Foreign currency translation impact (m)	1.1	1.5	2.5	6.4	2.9	3.5	6.4
	Revenues, constant currency adjusted	$154.6	$156.8	$156.4	$622.3	$158.0	$152.9	$310.9
	Prior year revenues, as reported (GAAP)	N/A	N/A	N/A	$610.7	$153.2	$153.5	$306.7
	Revenue change, as reported (GAAP)	2%	2%	2%	1%	1%	(3)%	(1)%
	Revenue change, constant currency adjusted	2%	3%	3%	2%	3%	0%	1%

	Business Solutions Segment
(l)	Revenues, as reported (GAAP)	$31.4	$33.6	$68.2	$161.1	$86.9	$92.5	$179.4
	Foreign currency translation impact (m)	(2.2)	(2.1)	(0.1)	(5.7)	(0.1)	0.9	0.8
	Revenues, constant currency adjusted	$29.2	$31.5	$68.1	$155.4	$86.8	$93.4	$180.2
	Prior year revenues, as reported (GAAP)	N/A	N/A	N/A	$106.7	$27.9	$31.4	$59.3
	Pro forma prior year revenues, TGBP adjusted (n)	N/A	N/A	N/A	N/A	$82.9	$91.1	$174.0
	Revenue change, as reported (GAAP)	15%	31%	**	**	**	**	**
	Revenue change, constant currency adjusted	7%	22%	**	**	**	**	**
	Pro forma revenue change, TGBP adjusted	N/A	N/A	N/A	N/A	5%	2%	3%
	Pro forma revenue change, TGBP and constant currency adjusted (m)	N/A	N/A	N/A	N/A	4%	4%	4%

	2012 Outlook Metrics
		Range
	Revenue change (GAAP)	4%	6%
	Foreign currency translation impact (s)	2%	2%
	Revenue change, constant currency adjusted	6%	8%

	Operating income margin (GAAP)	24.5%
	TGBP integration expense impact (p)	1.0%
	Operating income margin, TGBP integration expense adjusted	25.5%

	Operating income margin (GAAP)	24.5%
	Depreciation and amortization impact (q)	4.5%
	TGBP integration expense impact (p)	1.0%
	EBITDA margin, TGBP integration expense adjusted	30.0%

		Range
	EPS guidance (GAAP) ($ - dollars)	$1.68	$1.72
	TGBP integration expense impact, net of tax benefit (p) ($ - dollars)	0.05	0.05
	EPS guidance, TGBP integration expense adjusted ($ - dollars)	$1.73	$1.77

		Range
	Operating cash flow (GAAP) ($ - billions)	$1.1	$1.2
	Payments on IRS Agreement (r) ($ - billions)	0.1	0.1
	Operating cash flow, IRS Agreement adjusted ($ - billions)	$1.2	$1.3

THE WESTERN UNION COMPANY
NOTES TO KEY STATISTICS
(in millions, unless indicated otherwise)
(Unaudited)

Non-GAAP related notes:
(m)
Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In pro forma calculations, also includes the currency impact of $(1.6) million and $(1.3) million for the three and six months ended June 30, 2012 associated with the acquisition of Travelex Global Business Payments ("TGBP").

(n)
Represents the pro forma incremental impact of TGBP on Consolidated and Business Solutions segment revenues. Pro forma revenues presents the results of operations of the Company and its Business Solutions segment as they may have appeared had the acquisition of TGBP occurred as of January 1, 2011. The pro forma information is provided for illustrative purposes only and does not purport to present what the actual results of operations would have been had the acquisition actually occurred on the date indicated. The results of operations for TGBP have been included in Consolidated and Business Solutions segment revenues from November 7, 2011, the date of acquisition.

(o)
Restructuring and related expenses consist of direct and incremental expenses including the impact from fluctuations in exchange rates associated with restructuring and related activities, consisting of severance, outplacement and other related benefits; facility closure and migration of the Company's IT infrastructure; and other expenses related to the relocation of various operations to new or existing Company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs and the acceleration of depreciation and amortization. Restructuring and related expenses were not allocated to the segments.

(p)
TGBP integration expense consists primarily of severance and other benefits, retention, direct and incremental expense consisting of facility relocation, consolidation and closures; IT systems integration; amortization of a transitional trademark license; and other expenses such as training, travel and professional fees. Integration expense does not include costs related to the completion of the TGBP acquisition.

(q)	Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) results from taking operating income and adjusting for depreciation and amortization expenses.
(r)
Represents the impact from the tax benefit in December 2011 due to the agreement with the IRS resolving substantially all issues related to the restructuring of our international operations in 2003 of $204.7 million. The Company made tax payments of approximately $100 million through the second quarter of 2012 and expects to pay the majority of the remaining tax payments of approximately $90 million in 2013.

(s)
Represents the estimated impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any estimated benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate.

Other notes:
(t)
Geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid. For transactions originated and paid in different regions, the Company splits the transaction count and revenue between the two regions, with each region receiving 50%. For money transfers initiated and paid in the same region, 100% of the revenue and transactions are attributed to that region. For money transfers initiated through the Company’s websites (“westernunion.com”), 100% of the revenue and transactions are attributed to that business.

(u)	Represents the Europe and the Commonwealth of Independent States ("CIS") region of our Consumer-to-Consumer segment.
(v)	Represents the North America region, including the United States, Mexico, and Canada, of our Consumer-to-Consumer segment.
(w)	Represents the Middle East and Africa region of our Consumer-to-Consumer segment.
(x)	Represents the Asia Pacific ("APAC") region of our Consumer-to-Consumer segment, including India, China, and South Asia.
(y)	Represents the Latin America and the Caribbean ("LACA") region of our Consumer-to-Consumer segment.
(z)	Represents transactions initiated on westernunion.com which are primarily paid out at Western Union agent locations in the respective regions.
(aa)
Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico.

(bb)	Represents transactions between and within foreign countries (excluding Canada and Mexico). Excludes all transactions originated in the United States and all transactions to and from Mexico.
(cc)	Represents revenue generated from electronic channels, which include westernunion.com, account based money transfer and mobile money transfer (included in the various segments).
(dd)	Represents revenue from prepaid services. This revenue is included within Other.
(ee)	Marketing expense includes advertising, events, costs to administer loyalty programs, and the cost of employees dedicated to marketing activities.